EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-117319) and related Prospectus of M.D.C. Holdings, Inc. (the “Company”) pertaining to the registration of $450.0 million in securities to be offered by the Company and co-registrants, and to the incorporation by reference therein of our report dated January 8, 2004, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 16, 2004
Denver, Colorado